Exhibit 99.1

News Release

Sunoco LP Reports First Quarter 2025 Financial and Operating Results
•Reports solid first quarter results including net income of $207 million, Adjusted EBITDA(1) of $458 million and Distributable Cash Flow, as adjusted(1), of $310 million
•Announces a series of definitive agreements to:
◦Acquire Parkland Corporation in a cash and equity transaction valued at $9.1 billion
◦Acquire TanQuid, a leading terminal operator in Germany and Poland
•Increases quarterly distribution by 1.25%; on track to meet distribution growth target of at least 5% for 2025
DALLAS, May 6, 2025 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended March 31, 2025.
Financial and Operational Highlights
Net income for the first quarter of 2025 was $207 million compared to $230 million in the first quarter of 2024.
Adjusted EBITDA(1) for the first quarter of 2025 was $458 million compared to $242 million in the first quarter of 2024.
Distributable Cash Flow, as adjusted(1), for the first quarter of 2025 was $310 million compared to $176 million in the first quarter of 2024.
Adjusted EBITDA(1) for the Fuel Distribution segment for the first quarter of 2025 was $220 million compared to $218 million in the first quarter of 2024. The segment sold approximately 2.1 billion gallons of fuel in the first quarter of 2025. Fuel margin for all gallons sold was 11.5 cents per gallon for the first quarter of 2025.
Adjusted EBITDA(1) for the Pipeline Systems segment for the first quarter of 2025 was $172 million. The segment averaged throughput volumes of approximately 1.3 million barrels per day in the first quarter of 2025.
Adjusted EBITDA(1) for the Terminals segment for the first quarter of 2025 was $66 million compared to $24 million in the first quarter of 2024. The segment averaged throughput volumes of approximately 620 thousand barrels per day in the first quarter of 2025.
Distribution
On April 23, 2025, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2025 of $0.8976 per unit, or $3.5904 per unit on an annualized basis. This represents an increase of approximately 1.25%, or $0.0111 per unit, as compared with the quarter ended December 31, 2024.
This is the second consecutive quarterly increase in SUN’s distribution and is consistent with SUN’s capital allocation strategy and 2025 business outlook, which includes an annual distribution growth rate of at least 5%. Since 2022, SUN has increased distributions by approximately 9%, underscoring the Partnership’s ongoing commitment to returning capital to its unitholders.
The quarterly distribution will be paid on May 20, 2025, to common unitholders of record on May 9, 2025.
Liquidity and Leverage
On March 20, 2025, SUN completed an offering of $1 billion of 6.250% senior notes due 2033. SUN used the net proceeds from the offering to repay its $600 million of 5.750% senior notes due 2025 and to repay a portion of the outstanding borrowings under its $1.5 billion revolving credit facility.
At March 31, 2025, SUN had long-term debt of approximately $7.7 billion and no borrowings outstanding on its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its revolving credit facility, was 4.1 times at the end of the first quarter.
Capital Spending
SUN's total capital expenditures in the first quarter of 2025 were $101 million, which included $75 million of growth capital and $26 million of maintenance capital. This includes the Partnership's proportionate share of capital expenditures related to its joint ventures with Energy Transfer of $18 million for growth capital and $2 million for maintenance capital.

Recent Developments
•On May 5, 2025, the Partnership announced its entry into a definitive agreement to acquire Parkland Corporation in a cash and equity transaction valued at $9.1 billion. The Partnership expects the acquisition to be immediately accretive to unitholders. The transaction is expected to close in the second half of 2025, subject to customary closing conditions.
•On March 12, 2025, the Partnership executed a definitive agreement to acquire TanQuid GmbH & Co. KG (“TanQuid”) for approximately €500 million including approximately €300 million of assumed debt. TanQuid is Germany’s largest independent terminal operator with a portfolio of 15 terminals located in Germany and one terminal located in Southwestern Poland. This infrastructure serves an important role in the European fuel distribution supply chain, is supported by a high-quality customer base, and further expands and diversifies SUN’s cash flows with stable, fee-based income. The Partnership expects the acquisition to be immediately accretive to unitholders. The transaction is expected to close in the second half of 2025, subject to customary closing conditions, and will be funded using cash on hand and amounts available under SUN's revolving credit facility.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
Earnings Conference Call
Sunoco LP management will hold a conference call on Tuesday, May 6, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(469) 646-1647, chris.cho@sunoco.com
– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$172	$94
Accounts receivable, net	1,031	1,162
Inventories, net	1,111	1,068
Other current assets	199	141
Total current assets	2,513	2,465

Property and equipment	8,995	8,914
Accumulated depreciation	(1,389)	(1,240)
Property and equipment, net	7,606	7,674
Other assets:
Operating lease right-of-use assets, net	495	477
Goodwill	1,477	1,477
Intangible assets, net	540	547
Other non-current assets	435	400
Investments in unconsolidated affiliates	1,276	1,335
Total assets	$14,342	$14,375
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,004	$1,255
Accounts payable to affiliates	128	199
Accrued expenses and other current liabilities	460	457
Operating lease current liabilities	31	34
Current maturities of long-term debt	2	2
Total current liabilities	1,625	1,947

Operating lease non-current liabilities	500	479
Long-term debt, net	7,671	7,484
Advances from affiliates	77	82
Deferred tax liabilities	161	157
Other non-current liabilities	152	158
Total liabilities	10,186	10,307

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (136,327,654 units issued and outstanding as of March 31, 2025 and 136,228,535 units issued and outstanding as of December 31, 2024)	4,159	4,066
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of March 31, 2025 and December 31, 2024)	—	—
Accumulated other comprehensive income (loss)	(3)	2
Total equity	4,156	4,068
Total liabilities and equity	$14,342	$14,375

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$5,179	$5,499

COSTS AND EXPENSES:
Cost of sales	4,526	5,015
Operating expenses	143	88
General and administrative	39	36
Lease expense	16	18
Loss on disposal of assets	3	2
Depreciation, amortization and accretion	156	43
Total cost of sales and operating expenses	4,883	5,202
OPERATING INCOME	296	297
OTHER INCOME (EXPENSE):
Interest expense, net	(121)	(63)
Equity in earnings of unconsolidated affiliates	32	2
Loss on extinguishment of debt	(2)	—
Other, net	—	1
INCOME BEFORE INCOME TAXES	205	237
Income tax expense (benefit)	(2)	7
NET INCOME	$207	$230

NET INCOME PER COMMON UNIT:
Basic	$1.22	$2.29
Diluted	$1.21	$2.26

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
Basic	136,267,512	84,424,748
Diluted	136,936,311	85,259,238

CASH DISTRIBUTION PER COMMON UNIT	$0.8976	$0.8756

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net income	$207	$230
Depreciation, amortization and accretion	156	43
Interest expense, net	121	63
Non-cash unit-based compensation expense	4	4
Loss on disposal of assets	3	2
Loss on extinguishment of debt	2	—
Unrealized (gains) losses on commodity derivatives	(1)	13
Inventory valuation adjustments	(61)	(130)
Equity in earnings of unconsolidated affiliates	(32)	(2)
Adjusted EBITDA related to unconsolidated affiliates	50	3
Other non-cash adjustments	11	9
Income tax expense (benefit)	(2)	7
Adjusted EBITDA (1)	$458	$242

Adjusted EBITDA (1)	$458	$242
Adjusted EBITDA related to unconsolidated affiliates	(50)	(3)
Distributable cash flow from unconsolidated affiliates	49	3
Cash interest expense	(118)	(54)
Current income tax expense	(5)	(3)
Maintenance capital expenditures (2)	(24)	(14)
Distributable Cash Flow	310	171
Transaction-related expenses	—	5
Distributable Cash Flow, as adjusted (1)	$310	$176

Distributions to Partners:
Limited Partners	$122	$119
General Partner	39	36
Total distributions to be paid to partners	$161	$155
Common Units outstanding - end of period	136.3	84.4
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gains or losses on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation, amortization and accretion are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, amortization, accretion and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)    Maintenance capital expenditures exclude $2 million for our proportionate share of maintenance capital expenditures related to our investments in ET-S Permian and J.C. Nolan, as these amounts are included in “Distributable cash flow from unconsolidated affiliates.”

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Segment Adjusted EBITDA:
Fuel Distribution	$220	$218
Pipeline Systems	172	—
Terminals	66	24
Adjusted EBITDA	$458	$242

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, amortization and accretion. The most directly comparable measure to segment profit is gross profit.
The following table presents a reconciliation of segment profit to gross profit:

	Three Months Ended March 31,
	2025	2024
Fuel Distribution segment profit	$361	$417
Pipeline Systems segment profit	174	1
Terminals segment profit	118	66
Total segment profit	653	484
Depreciation, amortization and accretion, excluding corporate and other	156	43
Gross profit	$497	$441

Fuel Distribution

	Three Months Ended March 31,
	2025		2024
Motor fuel gallons sold (millions)	2,087		2,100
Motor fuel profit cents per gallon(1)	11.5	¢	10.9	¢
Fuel profit	$297		$344
Non-fuel profit	35		35
Lease profit	29		38
Fuel Distribution segment profit	$361		$417
Expenses	$94		$111

Segment Adjusted EBITDA	$220		$218
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
Volumes. For the three months ended March 31, 2025 compared to the same period last year, volumes decreased primarily due to the sale of assets in West Texas (the “West Texas Sale”) in April 2024 offset by volume increases from investment and profit optimization.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment increased due to the net impact of the following:
•a decrease of $17 million in expenses primarily due to the West Texas Sale and lower allocated overhead; partially offset by
•a decrease of $9 million in lease profit due to the West Texas Sale; and
•a decrease of $3 million related to a decrease in gallons sold due to the West Texas Sale, partially offset by an increase in profit per gallon.

Pipeline Systems

	Three Months Ended March 31,
	2025	2024
Pipelines throughput (thousand barrels per day)	1,258	—
Pipeline Systems segment profit	$174	$1
Expenses	$54	$3

Segment Adjusted EBITDA	$172	$—
Volumes. For the three months ended March 31, 2025 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the acquisition of NuStar on May 3, 2024 and the formation of ET-S Permian on July 1, 2024.

Terminals

	Three Months Ended March 31,
	2025	2024
Throughput (thousand barrels per day)	620	418
Terminal segment profit	$118	$66
Expenses	$50	$28

Segment Adjusted EBITDA	$66	$24
Volumes. For the three months ended March 31, 2025 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended March 31, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased primarily due to the acquisitions of NuStar and Zenith European terminals.